HERLEY ACQUIRES INNOVATIVE CONCEPTS, INC.
                           IN AN ALL CASH TRANSACTION

Lancaster, PA April 13, 2005. Herley Industries, Inc. (NASDAQ:HRLY) announced today that it has acquired Innovative Concepts, Inc. ("ICI"), McLean, Virginia. ICI is an ISO 9001-2001; CMMI Level 3 company. The purchase price was approximately $20,000,000.

Sinceits inception in 1985, ICI has developed a successful heritage providing wireless communications technology and real-time embedded systems, software, hardware and high speed processing in support of the defense industry. ICI's core competencies are directly applicable to the increasing defense industry requirements for tactical communications and data processing.

Lee N. Blatt, Chairman of Herley, stated, "The acquisition of Innovative Concepts completes our strategy to accumulate the technology that we believe is essential for Herley to successfully compete in the defense industry of the future. As the world's only super power, the previous U.S. policy of massive retaliation and mutually assured destruction is not the exclusive strategy to be followed in today's environment. Rather, active surveillance of enemies and identifying enemies yet unknown are the military tools needed today. The military requirements of the future involve unmanned forces equipped with precision weaponry with technology that detects and identifies, in real-time, to eliminate terrorist threats.

"Herley has working relationships with companies that provide us with access to unmanned platforms. Our recent acquisition of Micro Systems and the strength and market acceptance of their command & control systems, when combined with Herley's in-house capabilities, create a full line of product solutions to control unmanned platforms.

"The millimeter wave technology Herley acquired last week when we reached a licensing agreement with Lockheed Martin and Xytrans will give Herley the capability to be an active participant in lightweight, precision guided weaponry that will be on next-generation missiles as well as a variety of unmanned platforms.

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"The acquisition of Innovative  Concepts is the last link in the strategic chain that will enable Herley to provide the data links between the vehicle, the ground stations and the long and growing list of diverse electronic equipment that will need the products Herley now has to offer.

"The acquisition of ICI is an excellent fit for Herley and will provide immediate benefits for both business operations. Herley has strong relationships with the U.S. Navy and Air Force while ICI has strong ties with the U.S. Army. Herley has significant content on fixed-wing platforms, with ICI involvement focused on rotary-wing aircraft. Herley is a hardware oriented company and ICI is a software driven company.

"With the acquisition of Innovative Concepts completed, Herley now has a staff of more than 1000 people, including the addition of over 70 software engineers from Innovative Concepts. We expect the addition of this talented group to increase our visibility and elevate Herley to a higher level of involvement in the defense industry.

"Innovative Concepts had revenues in their last fiscal year of approximately $28 million. Bookings are increasing and their business is growing. The company is profitable, and we expect this acquisition will be accretive.

"The tools for Herley to successfully pursue business opportunities in the 21st century are in hand. We have a good track record of efficiently assimilating acquisitions; and, with the complementary characteristics inherent in these companies, we expect this success to continue."

Herley Industries, Inc. is a leader in the design, development and manufacture of microwave technology solutions for the defense, aerospace and medical industries worldwide. Based in Lancaster, PA, Herley has nine manufacturing locations and more than 1000 employees. Additional information about the company can be found on the Internet at www.herley.com.



For information at Herley contact:
Tel:  (717)  735-8117
Peg Guzzetti, Investor Relations
www.herley.com

Safe Harbor Statement - Except for the historical information contained herein, this release may contain forward- looking statements. Such statements are inherently subject to risks and uncertainties. The Company's results could differ materially based on various factors, including, but not limited to cancellation or deferral of customer orders, difficulties in the timely development of new products, difficulties in manufacturing, increased competitive pressures, and general economic conditions.